China Education Alliance Announces Shareholder
Update Conference Call

HARBIN, China, November 30, 2010 -- /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE: CEU), a China-based education resource and services company, announced today that that it will hold a conference call at 10:00 a.m. ET on Tuesday, December 7, 2010, to discuss and answer any questions investors may have regarding the Company's business and financial statements. To participate in the call and have your questions answered, please email your questions by Friday, December 3, 2010, to Mr. Zack Pan, Chief Financial Officer at the following email address: zackpan08@chn-edu.com, or zackpan08@gmail.com. Please indicate clearly your name, number of CEU shares owned and contact information in the email.

"We are fully committed to maintaining the highest standards of disclosure and maintaining the confidence of our investors and shareholders," said Mr. Xiqun Yu, the Company's Chief Executive Officer. "In light of recent unfounded allegations casting doubt on the integrity of our business model and financial statements, management has decided to collect and address questions from investors in a conference call."

Conference Call Details:
Date:	Tuesday, December 7, 2010
Time:	10:00 a.m. EDT (7:00 a.m. PST)
U.S. Dial-In:	(877) 941-8602
International Dial-In:	(480) 629-9811
Live Webcast:	http://viavid.net/dce.aspx?sid=00007EF7

It is recommended that participants dial in approximately 10 minutes prior to the start of the 10:00 a.m. Eastern call. A telephonic replay of the conference call may be accessed approximately two hours after the call through December 21, 2010. Please dial 877-870-5176 for U.S. or 858-384-5517 for international callers and entering the access code, 4390901.

There will also be a simultaneous live webcast of the conference call which can be accessed through the following audio feed link and archived recording of the conference call available at http://viavid.net/dce.aspx?sid=00007EF7.

About China Education Alliance, Inc.
China Education Alliance, Inc. (http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:

China Education Alliance, Inc.
Zack Pan, CFO
Tel: +1-405-315-9987
Email: zackpan08@edu-chn.com, zackpan08@gmail.com

HSC Global
Alan Sheinwald, Managing Director
Tel: +1-914-669-0222
Email: alan.sheinwald@hscglobal.net